CREDIT AGREEMENT

Dated as of July 1, 2005

AMENDED AND RESTATED as of December 12, 2005

                    CHEMTURA CORPORATION, a Delaware corporation (the "Company"), the Subsidiary Guarantors (as hereinafter defined), the banks, financial institutions and other institutional lenders (the "Initial Lenders") and issuers of letters of credit ("Initial Issuing Banks") listed on Schedule I hereto, and CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                    SECTION 1.01. Certain Defined Terms..  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquisition" means the Company's acquisition of the Great Lakes.

          "Advance" means an advance by a Lender to any Borrower as part of a Borrowing made pursuant to Section 2.01(a) and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a "Type" of Advance) and, for purposes of the definition of "Required Lenders" and Section 6.01, includes the acceptance or purchase of a Bankers' Acceptance or a BA Equivalent Note pursuant to Section 2.01(c).

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agent's Account" means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and such Lender's Canadian Lending Office in the case of an advance by way of a Bankers' Acceptance or BA Equivalent Note.

          "Applicable Margin" means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Bankers' Acceptances and BA Equivalent Notes
Level 1 BBB or Baa2 or above	0.000%	0.500%	0.500%
Level 2 BBB- or Baa3	0.000%	0.600%	0.600%
Level 3 BB+ and Ba1	0.000%	0.800%	0.800%
Level 4 BB or Ba2	0.250%	1.250%	1.250%
Level 5 Lower than Level 4	0.600%	1.600%	1.600%

          "Applicable Percentage" means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Percentage
Level 1 BBB or Baa2 or above	0.125%
Level 2 BBB- or Baa3	0.150%
Level 3 BB+ and Ba1	0.200%
Level 4 BB or Ba2	0.250%
Level 5 Lower than Level 4	0.4000%

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "Assuming Lender" has the meaning specified in Section 2.18(d).

          "Assumption Agreement" has the meaning specified in Section 2.18(d)(ii).

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "BA Commitment" means, with respect to any Canadian Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto, or any written amendment, supplement or modification hereto, under the caption "BA Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender's "BA Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "BA Equivalent Note" has the meaning specified in Section 2.19(a).

          "BA Lender" means any Canadian Lender that is a bank chartered under the Bank Act (Canada) or that is an authorized foreign bank thereunder and which stamps and accepts bankers' acceptances.

          "BA Rate" means:

     (a)     for each Schedule I Lender, and in respect of each BA Equivalent Note, the average rate (calculated on an annual basis of a year of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple) for Canadian Dollar bankers' acceptances having a comparable term that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers' acceptances) at 10:00 A.M. (New York City time) or, if such rate is not available at such time, the applicable discount rate in respect of such Bankers' Acceptances or BA Equivalent Notes shall be the average (as determined by the Sub-Agent) of the respective percentage discount rates (calculated on an annual basis of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple), quoted to the Sub-Agent by each Schedule I Reference Lender as the discount rate at which such Lender would purchase, as of 10:00 A.M. (New York City time) on the date of such Drawing, its own bankers' acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers' Acceptances and BA Equivalent Notes to be acquired by such Lender as part of such Drawing; and

     (b)     for each Schedule II/III Lender and any other Lender or Person, the average rate determined by the Sub-Agent pursuant to clause (a) plus 0.1%.

          "Bankers' Acceptance" has the meaning specified in Section 2.01(c).

          "Bankruptcy Law" means any proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

     (a)     the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

     (b)     the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

     (c)    1/2 of one percent per annum above the Federal Funds Rate.

          "Base Rate Advance" means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

          "Borrowers" means, collectively, the Company and the Designated Subsidiaries from time to time.

          "Borrowing" means (i) a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders and (ii) a borrowing consisting of simultaneous Bankers' Acceptances and BA Equivalent Notes accepted, purchased, maintained or otherwise made or made by each of the Canadian Lenders.

          "Borrowing Minimum" means, in respect of Advances denominated in Dollars, $5,000,000, in respect of Advances denominated in any Committed Currency, the approximate Equivalent of $5,000,000 in such Committed Currency, rounded to the nearest 1,000,000 units of such Committed Currency.

          "Borrowing Multiple" means, in respect of Advances denominated in Dollars, $1,000,000, in respect of Advances denominated in any Committed Currency, the approximate Equivalent of $1,000,000 in such Committed Currency, rounded to the nearest 100,000 units of such Committed Currency.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

          "Canadian Business Day" means a day of the year on which banks are not required or authorized by law to close in Toronto, Ontario, Canada.

          "Canadian Borrower" means a Borrower organized under the laws of Canada or any political subdivision thereof.

          "Canadian Dollars" and "CN$" each means lawful money of Canada.

          "Canadian Interbank Rate" means the interest rate, expressed as a percentage per annum, which is customarily used by the Sub-Agent when calculating interest due by it or owing to it arising from or in connection with correction of errors between it and other Canadian chartered banks.

          "Canadian Lender" means any Lender listed on the signature pages hereof (or any written amendment, supplement or other modification hereto) as a Canadian Lender or an Eligible Assignee thereof, each of which is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

          "Canadian Lending Office" means, with respect to each Canadian Lender, the office of such Lender set forth as its "Canadian Lending Office" opposite its name on Schedule I hereto or in any written amendment, supplement or modification hereto or in the Assignment and Acceptance pursuant to which it became a lender or such other office of such Canadian Lender in Canada as such Lender may from time to time specify to the Borrowers and the Administrative Agent for such purpose.

          "Canadian Subfacility" means, at any time, an amount equal to the aggregate amount of the Canadian Lenders' BA Commitment at such time.

          "Collateral Documents" means each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Agent for the benefit of the Lenders.

          "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

          "Commitment Date" has the meaning specified in Section 2.18(b).

          "Commitment Increase" has the meaning specified in Section 2.18(a).

          "Committed Currencies" means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Canada, lawful currency of The Swiss Federation, lawful currency of Japan and Euros.

          "Company Guaranty" means the guaranty of the Company set forth in Article VII.

          "Company Information" has the meaning specified in Section 9.08.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.12.

          "Covenant Debt" means, at any date of determination, Debt of the Company and its Subsidiaries of the types included in clauses (a), (b), (c), (d), (e), (g), (i) and (j) of the definition of "Debt"; provided, however, that Covenant Debt (i) shall not include obligations under Hedge Agreements other than Hedge Agreements related to interest rates, which included Hedge Agreement obligations shall be valued at the unrealized net loss position, if any, of the Company and/or its Subsidiaries thereunder on a marked to market basis of such Hedge Agreements as of such date of determination, (ii) shall not include obligations in respect of the $50,000,000 settlement entered into with the U.S. Department of Justice, the $7,000,000 settlement entered into with the Commissioner of Competition and the Attorney General of Canada, and the $97,000,000 settlement entered into to resolve three consolidated direct class action lawsuits, each as described in the Company's report on Form 10-Q filed with the SEC with respect to the Company's fiscal quarter ended March 31, 2005, and (iii) shall not include Guaranteed Debt with respect to Debt of the Company and its Subsidiaries of the types included in clauses (f), (h) and (k) of the definition of "Debt".

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all financings of the type described in Section 5.02(a)(v), (i) all obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease"), (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Designated Litigation Liabilities" means all criminal and civil judgments rendered against, and all civil and criminal settlements entered into, the Company and any of its Subsidiaries in connection with the antitrust investigations and related matters described under the heading "ANTITRUST INVESTIGATION AND RELATED MATTERS" set forth in the Company's Form 10-Q filed with the SEC in respect of the Company's fiscal quarter ended March 31, 2005 and all costs and expenses related thereto.

          "Designated Subsidiary" means any direct or indirect Wholly-Owned Subsidiary of the Company organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof designated for borrowing privileges under this Agreement pursuant to Section 9.09.

          "Designation Agreement" means, with respect to any Designated Subsidiary, an agreement substantially in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.

          "Disclosed Litigation" has the meaning specified in Section 3.01(b).

          "Dollars" and the "$" sign each means lawful currency of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

          "Draft" means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn in Canadian Dollars by a Canadian Borrower on any BA Lender, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.

          "Drawing" means the simultaneous (i) acceptance of Drafts and purchase of Bankers' Acceptances by the Canadian Lenders, in accordance with Section 2.19(a), and (ii) making of BA Equivalent Notes by Non-BA Lenders.

          "Drawing Purchase Price" means, with respect to each Bankers' Acceptance to be purchased by any Canadian Lender at any time, the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers' Acceptance, by (ii) the sum of (A) one and (B) the product of (1) the BA Rate in effect at such time (expressed as a decimal) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers' Acceptance and the denominator of which is 365 days or 366 days, as the case may be.

          "Dutch Central Bank's Policy Guidelines" means the guidelines issued in relation to the Exemption Regulation (as defined below) interpreting the concepts laid down in the Exemption Regulation (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992).

          "EBITDA" means, for any period, net income (or net loss) (1) plus, to the extent included the calculation of net income of such Person for such period in accordance with GAAP, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) charges related to restructuring, asset impairment or other extraordinary items, (f) charges for legal and other expenses in connection with Designated Litigation Liabilities in an aggregate amount not to exceed $20,000,000, (g) the amount of all Designated Litigation Liabilities incurred for such period in excess of $1,000,000 in the aggregate to the extent that the same were deducted in arriving at net income (or net loss) for such period and are otherwise included in Covenant Debt at such time, (h)charges (x) related to merger expenses related to the Acquisition (other than as provided in clause (y) below) or acquisitions and consolidations which occur after the Effective Date in an aggregate amount not to exceed $50,000,000 and (y) taken by Great Lakes relating to the change of control which has occurred because of the Acquisition and other merger related costs, (i) any losses from sales of assets other than in the ordinary course of business and (j) the amount of all fees, expenses and premiums incurred in connection with the execution and delivery of this Agreement, (2) minus (a) cash payments for previously reserved restructuring charges and (b) to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, any gains from sales of assets other than in the ordinary course of business. For the purposes of calculating EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period. Pursuant to the forgoing, the Consolidated EBITDA of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2004 is $97,100,000, for the fiscal quarter ended December 31, 2004 is $74,700,000 and for the fiscal quarter ended March 31, 2005 is $139,400,000.

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee; provided, further that, with respect to any BA Commitments, Bankers' Acceptances or BA Equivalent Notes, any Person that is not resident in Canada for purposes of the Income Tax Act (Canada) shall not qualify as an Eligible Assignee under this definition.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equivalent" (i) in Dollars of any Committed Currency on any date, means the quoted spot rate at which the Sub-Agent's principal office in London offers to exchange Dollars for such Committed Currency in London at or prior to 11:00 A.M. (London time) on such date and (ii) in any Committed Currency of Dollars on any date, means the quoted spot rate at which the Sub-Agent's principal office in London offers to exchange such Committed Currency for Dollars in London at or prior to 11:00 A.M. (London time) on such date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

          "EURIBO Rate" means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08).

          "Euro" means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

          "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurocurrency Rate" means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in Dollars or any Committed Currency other than Euro, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

          "Eurocurrency Rate Advance" means an Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

          "Eurocurrency Rate Reserve Percentage" for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Exemption Regulation" means the exemption regulation pursuant to the Dutch Act on the Supervision of Credit Institutions 1992 (Vrijstellingsregeling Wtk).

          "Face Amount" means, with respect to any Bankers' Acceptance or BA Equivalent Note, the amount payable to the holder of such Bankers' Acceptance or BA Equivalent Note on its then existing Maturity Date.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "GAAP" has the meaning specified in Section 1.03.

          "Great Lakes" means Great Lakes Chemical Corporation, a Delaware corporation.

          "Guaranteed Hedge Agreement" means any Hedge Agreement permitted under this Agreement entered into by and between any Borrower and any Hedge Bank.

          "Guaranteed Obligations" has the meaning specified in Section 7.01.

          "Guaranties" means the Company Guaranty and the Subsidiary Guaranty.

          "Guarantors" means the Company and the Subsidiary Guarantors.

          "Guaranty Supplement" has the meaning specified in Section 7.06.

          "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "Hedge Bank" means any Lender or Issuing Bank or an Affiliate of a Lender or Issuing Bank in its capacity as a party to a Guaranteed Hedge Agreement.

          "Increase Date" has the meaning specified in Section 2.18(a).

          "Increasing Lender" has the meaning specified in Section 2.18(b).

          "Information Memorandum" means the information memorandum dated May 6, 2005 used by the Agent in connection with the syndication of the Commitments.

          "Interest Expense" means the sum of interest on, and amortization of debt discount, in respect of Debt of the Company and its Subsidiaries. For the purposes of calculating Interest Expense for any period, if during such period the Company or any Subsidiary shall have made an acquisition, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period

          "Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (a)     the Borrowers may not select any Interest Period that ends after the Termination Date;

     (b)     Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (c)     in the case of any such Borrowing, the Borrowers shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

     (d)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (e)     whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (j) of the definition of "Debt" in respect of such Person; provided, that any purchase or other acquisition of any capital stock of the Company (or Great Lakes) for accounting under the treasury method in connection with the exercise of options or the issuance of restricted stock under any employee stock option plan (or similar plan or program) approved by its board of directors shall not constitute an Investment.

          "Investment Grade Rating" means the Public Debt Ratings are at least BBB- by S&P and Baa3 by Moody's and such rating shall not be accompanied by either (x) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof or (y) in the case of Moody's, a negative outlook, a review for possible downgrade or the equivalent thereof.

          "Investment Grade Rating Date" means the first date after the date hereof on which the Company has an Investment Grade Rating.

          "issuance" with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

          "Issuing Bank" means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          "L/C Cash Deposit Account" means an interest bearing cash deposit account to be established and maintained by the Agent, in which the Agent shall have a valid security interest and over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          "L/C Related Documents" has the meaning specified in Section 2.06(b)(i).

          "Lenders" means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

          "Letter of Credit" has the meaning specified in Section 2.01(b).

          "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

          "Letter of Credit Commitment" means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers and their specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment", in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

          "Letter of Credit Facility" means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time, (b) $300,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means (a) this Agreement, (b) the Notes, (iii) the Guaranties, (iv) during the Security Period, the Collateral Documents, and (v) solely for purposes of the Guaranties, the Guaranteed Hedge Agreements, in each case as amended.

          "Loan Parties" means the Company, the other Borrowers and the other Guarantors.

          "Marketable Securities" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P.

          "Material Adverse Change" means any material adverse change in (a) the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of any Borrower to perform its obligations under this Agreement or any other Loan Document.

          "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.

          "Maturity Date" means, for each Bankers' Acceptance or BA Equivalent Note comprising part of the same Drawing, the date on which the Face Amount for such Bankers' Acceptance or BA Equivalent Note, as the case may be, becomes due and payable in accordance with the provisions set forth below, which shall be a Canadian Business Day occurring no later than 180 days (or, subject to availability, such greater period not to exceed 364 days) after the date on which such Bankers' Acceptance or BA Equivalent Note is created and purchased as part of any Drawing, as a Borrower may select upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on a Canadian Business Day at least two Canadian Business Days prior to the date on which such Bankers' Acceptance or BA Equivalent Note is to be purchased (whether as a new Drawing or by renewal); provided, however, that:

     (a)     such Borrower may not select any Maturity Date for any Bankers' Acceptance or BA Equivalent Loan that occurs after the then scheduled Termination Date;

     (b)     the Maturity Date for all Bankers' Acceptances and BA Equivalent Loans comprising part of the same Drawing shall occur on the same date; and

     (c)     whenever the Maturity Date for any Bankers' Acceptance or BA Equivalent Loan would otherwise occur on a day other than a Canadian Business Day, such Maturity Date shall be extended to occur on the next succeeding Canadian Business Day.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Non-BA Lender" means a Canadian Lender which is not permitted by applicable law or by customary market practices to stamp, for purposes of subsequent sale, or accept, a Bankers' Acceptance.

          "Note" means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "Notice of Issuance" has the meaning specified in Section 2.03(a).

          "OFAC" means the U.S. Department of Treasury's Office of Foreign Assets Control.

          "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

          "Payment Office" means, for any Committed Currency, such office of Citibank (or such other financial institution as designated by the Agent) as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or if commenced, shall have been stayed): (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (e) deposits or other liens to secure the performance of bids, trade contracts (other than for Debt), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) any banker's Lien or right of offset on moneys of the Company or any of its Subsidiaries in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business; (g) interest of lessees in property owned by the Company or any of its Subsidiaries where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Debt by the Company or any of its Subsidiaries; (h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Company and its Subsidiaries in the ordinary course of business; (j) licenses, sublicenses, leases and subleases, to the extent that such would be an encumbrance, in each case entered into in the ordinary course of business and not materially interfering with the business of the Company or any of its Subsidiaries and (k) liens arising from judgments not otherwise constituting an Event of Default.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Post-Petition Interest" has the meaning specified in Section 7.05.

          "Professional Market Party" means a professional market party (professionele marktpartij) within the meaning of the Exemption Regulation and the Dutch Central Bank's Policy Guidelines, which as of the date of this Agreement include, without limitation, (i) certain credit institutions, insurance companies, pension funds, securities intermediaries, asset managers and investment institutions that are registered and subject to government supervision in The Netherlands, any other European Economic Area member state, Monaco, Puerto Rico, Saudi Arabia, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland and subsidiaries thereof which are subject to government supervision, (ii) central governments, international treaty organizations and supranational public institutions, (iii) companies which have assets with a book value of EUR500,000,000 or more, according to their annual accounts as per the end of their financial year preceding the year in which they grant or obtain the relevant loan or a portion thereof, (iv) companies or natural persons with net assets of EUR10,000,000 or more as per the end of the preceding calendar year and which have been active on the financial markets with an average of at least two transactions per month during the preceding two consecutive years, (v) persons under supervision of the regulatory authority as referred to in section 1 subsection f of the Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995), or under supervision of the regulatory authority of another state to be active on the financial markets, (vi) legal entities or partnerships which, pursuant to their latest (consolidated) financial statements meet two of the following three criteria: (a) an average number of employees during the financial year of 250 or more, (b) according to their balance sheet having an asset-value of at least EUR43,000,000, and (c) yearly turnover of at least EUR50,000,000, (vii) a legal entity or partnership having the sole corporate purpose of investing in securities and (viii) collective investment institutions that are exempt from the Act on the Supervision of Collective Investment Schemes pursuant to section 1 or 2 of the Regulation of the Minister of Finance of 9 October 1990 implementing section 14 of that Act.

          "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage will be set in accordance with Level 5 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

          "Ratable Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

          "Reference Banks" means Citibank and Bank of America, N.A.

          "Register" has the meaning specified in Section 9.07(d).

          "Required Lenders" means at any time Lenders having at least a majority in interest of the Revolving Credit Commitments or if the Commitments shall have been terminated, Lenders owed at least a majority in interest of the sum of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances.

          "Revolving Credit Commitment" means as to any Lender (a) the Dollar amount set forth opposite such Lender's name on Schedule I hereto as such Lender's "Revolving Credit Commitment", (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

          "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

          "Schedule I Lenders" shall mean, at any time, the Lenders that are listed in Schedule I to the Bank Act (Canada) at such time.

          "Schedule I Reference Lenders" means, where there are three or fewer Schedule I Lenders, all such Lenders, and where there are more than three such Lenders, three of such Lenders chosen by the Sub-Agent and identified by written notice to the Borrowers.

          "Schedule II/III Lenders" shall mean, at any time, the Lenders that are listed in Schedule II or Schedule III to the Bank Act (Canada) at such time.

          "Security Period" means any period from the date that the Public Debt Ratings are BB or lower by S&P or Ba2 or lower by Moody's until the earlier of (a) the date, if any, that the Public Debt Ratings are at least BB+ by S&P and Ba1 by Moody's and (b) the later of (i) the repayment in full of all Advances and the termination or expiration of all Letters of Credit (or the provision of cash collateral or other credit support therefor satisfactory to the applicable Issuing Banks thereof) and (ii) the Termination Date.

          "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stamping Fee" means, with respect to each Bankers' Acceptance and BA Equivalent Note, an amount equal to (a) the Applicable Margin, as in effect on the date of the Drawing or renewal, as the case may be, of such Bankers' Acceptance or BA Equivalent Note multiplied by (b) the Face Amount of such Bankers' Acceptance or BA Equivalent Note, calculated on the basis of the term to maturity of such Bankers' Acceptance or BA Equivalent Note and a year of 365 days or 366 days, as the case may be.

          "Sub-Agent" means (i) Citibank International plc or (ii) with respect to the Canadian Subfacility, Citibank, N.A., Canadian Branch.

          "Subordinated Obligations" has the meaning specified in Section 7.05.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Subsidiary Guarantors" means the Subsidiaries of the Company listed on Schedule II hereto and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

          "Subsidiary Guaranty" means the guaranty of the Subsidiary Guarantors set forth in Article VII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

          "Termination Date" means the earlier of July 1, 2010 and the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

          "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.

          "Unissued Letter of Credit Commitment" means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

          "Unused BA Commitment" means, with respect to any Canadian Lender at any time, (a) such Lender's BA Commitment at such time minus (b) the aggregate Face Amount of all Bankers' Acceptances and BA Equivalent Notes accepted, purchased, maintained or otherwise made by such Canadian Lender.

          "Unused Commitment" means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) the aggregate Face Amount of all outstanding Bankers' Acceptances and BA Equivalent Notes accepted, purchased, maintained or otherwise made by such Lender or a Canadian Lender that is an Affiliate of such Lender, plus (iii) such Lender's Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person all of the capital interests of which, other than directors' qualifying shares, are owned directly or indirectly by such Person.

                    "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                     SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". References in the Loan Documents to any agreement or contract "as amended" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                    SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES, LETTERS OF CREDIT

AND BANKERS' ACCEPTANCES

               SECTION 2.01.  The Advances and Letters of Credit.  (a)  The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender's Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Unused Commitments. Within the limits of each Lender's Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a). No Canadian Borrower may request any Advances under this Section 2.01(a).

               (b)     Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue standby and trade letters of credit (each, a "Letter of Credit") denominated in Dollars or any Committed Currency for the account of any Borrower (or on behalf of Subsidiaries specified by any Borrower) from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank's Letter of Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of one year after the issuance thereof (or one year after its renewal or extension) and ten Business Days before the Termination Date. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

               (c)     The Bankers' Acceptances. Each Canadian Lender severally agrees on the terms and conditions hereinafter set forth, in the case of each BA Lender, to accept Drafts (each such Draft so accepted, a "Bankers' Acceptance") for the account of any Canadian Borrower, and to purchase such Bankers' Acceptances and in the case of non-BA Lenders to make BA Equivalents Advances, from time to time on any Canadian Business Day during the period from the Effective Date until the Termination Date; provided, that the Face Amount of such Bankers' Acceptance and of any BA Equivalent Note shall not exceed the lesser of (x) the Unused BA Commitment of such Canadian Lender and (y) the Unused Commitment of such Canadian Lender or the Lender that is an Affiliate of such Canadian Lender; provided, further, that after giving effect to any Drawing under this Section 2.01(c), the sum of the Equivalent in Dollars on such date of the aggregate Face Amount of all outstanding Bankers' Acceptances and BA Equivalent Notes shall not exceed US$50,000,000. Each Drawing shall consist of the creation and purchase of Bankers' Acceptances and the making of BA Equivalent Notes at or about the same time by the Canadian Lenders ratably in accordance with their respective BA Commitments. Within the limits of each Canadian Lender's BA Commitment and within the limits referred to above in this Section 2.01(c), the Canadian Borrowers may borrow under this Section 2.01(c), repay pursuant to Section 2.19(j) and reborrow under this Section 2.01(c).

               SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Borrowing consisting of Eurocurrency Rate Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed promptly in writing or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent's address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

                (b)     Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

                (c)     Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                 (d)     Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e)     The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  (f)     If the respective Unused Commitments of the Lenders on the first day of an Interest Period for any Borrowing are different from the respective Unused Commitments of the Lenders on the last day of such Interest Period, the Agent shall so notify the Lenders and the respective Advances shall be reallocated among the Lenders so that, after giving effect to such reallocation, the Advances comprising such Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Commitments on such last day. Each Lender agrees that the conditions precedent set forth in Section 3.03 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.02(f).

                 SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof. Each such notice by a Borrower of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telecopier, telephone or email, as specified by such Issuing Bank to be its preferred method of notification, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the applicable Borrower shall agree for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

                  (b)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Ratable Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

                  (c)     Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which in the case of a Letter of Credit denominated in Dollars shall be a Base Rate Advance, in the amount of such draft, and in the case of a Letter of Credit denominated in any Committed Currency, shall be exchanged into an Equivalent amount of Dollars and shall be a Base Rate Advance in the amount of the Dollar Equivalent of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank's Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender's Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

                  (d)     Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent, unless otherwise requested by the Agent, a written report, on or prior to each Business Day on which such Issuing Bank expects to cause an issuance of any Letter of Credit, including in such report the date of such issuance, the nature of such issuance, and the aggregate face amount of the Letters of Credit included in such issuance and outstanding after giving effect to such issuance (and whether the amount thereof changed), (B) to the Agent (with a copy to the Company), on the first Business Day of each calendar quarter a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding quarter and drawings during such quarter under all Letters of Credit and (C) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall provide copies of such reports promptly to each Lender.

                  (e)     Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

                  (f)     "Lender" in Relation to Letters of Credit. Notwithstanding the foregoing, for purposes of this Section 2.03 and for all purposes related to the issuance of or participation in Letters of Credit, including any fees Payable to or Advances required to be made by a Lender in connection with any Letter of Credit, the term "Lender" shall be limited to those Lenders that have a Revolving Credit Commitment.

SECTION 2.04.  Fees.  (a)  Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2005, and on the Termination Date.

                  (b)     Letter of Credit Fees.  (i)  Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2005, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.07(b).  (ii)  Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

                  (c)     Agent's Fees.  The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

                 SECTION 2.05.  Termination or Reduction of the Commitments.  The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments, the Unused BA Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in a minimum aggregate amount of $5,000,000 (or CN$5,000,000 in the case of Unused BA Commitments) or an integral multiple of $1,000,000 (or CN$1,000,000 in the case of Unused BA Commitments) in excess thereof. The BA Commitments shall be permanently reduced from time to time on the date of each reduction in the Unused Commitments by the amount, if any, by which the aggregate amount of the BA Commitments exceeds the Unused Commitments after giving effect to such reduction of the Unused Commitments.

                 SECTION 2.06.  Repayment of Advances and Letter of Credit Drawings.  (a)  Advances. Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances made to it and then outstanding.

                 (b)     Letter of Credit Drawings.  The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

            (i)      any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

            (ii)     any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (iii)     the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

            (iv)     any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v)     payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

            (vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

           (vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

                 SECTION 2.07.  Interest on Advances.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                (i)     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                (ii)    Eurocurrency Rate Advances.  During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

                 (b)     Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest ("Default Interest") on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

                 SECTION 2.08.  Interest Rate Determination.  (a)  Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

                 (b)      If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

                 (c)     If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically be continued as Eurocurrency Rate Advances having an Interest Period of one month.

                 (d)     On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

                 (e)      Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

                 (f)     If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information,

               (i)     the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

               (ii)    each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                (iii)    the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and the Agent shall promptly notify the Company and the Lenders following its knowledge thereof.

                 SECTION 2.09.  Optional Conversion of Advances.  The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

                 SECTION 2.10.  Prepayments of Advances.  (a)  Optional.  Each Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

                 (b)     Mandatory.  (i)  If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies plus the sum of the Face Amount of all Bankers' Acceptances and BA Equivalent Notes denominated in Canadian Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, (x) prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, and (y) to the extent necessary after the Borrowers have made all prepayments required pursuant to clause (x), cash collateralize the outstanding Bankers' Acceptances and BA Equivalent Notes in accordance with Section 2.19(n) in any aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.

                (ii)     Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

                 SECTION 2.11.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of purchasing, accepting or maintaining Bankers' Acceptances or BA Equivalent Notes (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                 (b)     If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend, to accept, purchase, maintain and/or discount Bankers' Acceptances or BA Equivalent Notes or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend, to accept, purchase, maintain loans, and/or discount Bankers' Acceptances or BA Equivalent Notes or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                 SECTION 2.12.  Illegality.  (a)  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically at the end of the applicable Interest Period therefor or if required by law, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist (and the Agent shall promptly notify the Company and the Lenders following its knowledge thereof).

                 (b)      Notwithstanding any other provision of this Agreement, if the introduction of or any change in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Canadian Lender or its Canadian Lending Office to perform its obligations hereunder to complete and accept Drafts, to purchase Bankers' Acceptances or BA Equivalent Notes or to continue to fund or maintain Bankers' Acceptances or BA Equivalent Notes hereunder, then, on notice thereof and demand therefor by such Canadian Lender to the Borrowers through the Agent (i) an amount equal to the aggregate Face Amount of all Bankers' Acceptances and BA Equivalent Notes outstanding at such time shall, upon such demand (which shall only be made if deemed necessary by the applicable Canadian Lender to comply with applicable law), be deposited by the Borrowers with the Agent in accordance with Section 2.19(n) until the Maturity Date of each such Bankers' Acceptance and BA Equivalent Note, (ii) upon the Maturity Date of any Bankers' Acceptance or BA Equivalent Note in respect of which any such deposit has been made, the Agent shall be, and hereby is, authorized (without notice to or any further action by the Borrowers) to apply, or to direct the Agent to apply, such amount (or the applicable portion thereof) to the reimbursement of such Bankers' Acceptance and (iii) the obligation of the Canadian Lenders to complete and accept Drafts and purchase Bankers' Acceptances and BA Equivalent Note shall be suspended until the Agent shall notify the Borrowers that such Canadian Lender has determined that the circumstances causing such suspension no longer exist.

                 SECTION 2.13.  Payments and Computations.  (a)  Each Loan Party shall make each payment hereunder and under the other Loan Documents (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the applicable Agent's Account in same day funds. Each Loan Party shall make each payment hereunder and under the other Loan Documents with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                 (b)     All computations of interest based on clause (a) of the definition of the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit Commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                 (c)     Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (d)     Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

                 (e)     To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrowers agree to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e).

                  (f)     Whenever any payment hereunder in respect of Bankers' Acceptances or BA Equivalent Notes shall be stated to be due on a day other than a Canadian Business Day such payment shall be made on the next succeeding Canadian Business Day.

                 (g)     For the purposes of the Interest Act (Canada) and disclosure under such act, whenever any interest or fees to be paid under this Agreement are to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

                 (h)     Notwithstanding any provision of this Agreement, in no event shall the aggregate "interest" (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrowers, the Agent and the Lenders and the amount of such payment or collection shall be refunded to the applicable Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be prima facie evidence of such rate.

                 SECTION 2.14.  Taxes.  (a)  Any and all payments by each Loan Party to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes (including net profits or capital taxes) imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any jurisdiction in which it is otherwise treated as doing business (other than a jurisdiction in which such Lender would not have been treated as doing business but for and solely as a result of its execution and delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder or otherwise as a result of its participation (or the participation of an entity in which it owns a beneficial interest) in the transactions contemplated by the Loan Documents) or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as "Taxes"). In addition, it is understood and agreed that a Loan Party shall not be required to indemnify the Agent or any Lenders for, or pay additional amounts under this Section 2.14 with respect to, any withholding Taxes imposed by the United States, except to the extent the withholding Taxes would not have been imposed but for and solely as a result of a change in applicable law occurring after (i) the date such Person became a party to this Agreement or (ii) with respect to an assignment, participation, acquisition, designation of a new Applicable Lending Office or the appointment of a successor Agent, the effective date thereof except, in each case (x) to the extent and at the rate that such Person's predecessor was entitled to such amounts as provided for in Section 2.14(e) or (y) if the assignment, acquisition, designation of a new Applicable Lending Office or the appointment of a successor Agent occurs as a result of the Borrower's request pursuant to Section 9.07(a). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Agent, (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (2) such Loan Party shall make such deductions and (3) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b)     In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents excluding, in each case, such amounts that result from an assignment, grant of a participation, transfer or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (hereinafter referred to as "Other Taxes").

                 (c)     Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate from the Applicable Lender or the Agent setting forth in reasonable detail the basis and calculation of such amounts shall be deemed to be correct, absent manifest error.

                 (d)     Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

                 (e)     Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, upon a change in Applicable Lending Office and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

                 (f)     For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification or additional amounts under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                 (g)     If the Agent of any Lender determines in good faith that it has received a refund in respect of any Taxes paid by a Borrower pursuant to this Section 2.14, it shall within thirty (30) days from the date of such receipt pay over such refund to the such Borrower (but only to the extent of Taxes paid pursuant to this Section 2.14, net of all out-of-pocket expenses of such Lender, and with out interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that upon the request of such Lender, the Borrower agrees to repay such amounts in the event such Lender is required to repay such refund to the relevant taxing authority. Nothing in this Section 2.14(g) shall require the Agent or any Lender to disclose the contents of its tax returns to any Person.

                 SECTION 2.15.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances, Bankers' Acceptances or BA Equivalent Notes owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.03(b), 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances, Bankers' Acceptances or BA Equivalent Notes obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances, Bankers' Acceptances or BA Equivalent Notes owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                 SECTION 2.16.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance, Bankers' Acceptances or BA Equivalent Notes owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances, Bankers' Acceptances or BA Equivalent Notes. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

                 (b)     The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances, Bankers' Acceptances or BA Equivalent Notes comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender's share thereof.

                 (c)     Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

                 SECTION 2.17.  Use of Proceeds.  The proceeds of the Advances and the Letters of Credit shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of such Borrower and its Subsidiaries, including acquisition financing relating to the merger of the Company with Great Lakes.

                 SECTION 2.18.  Increase in the Aggregate.  (a)  The Company may, at any time but in any event not more than twice in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $750,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.03 shall be satisfied.

                 (b)     The Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent.

                 (c)     Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.

                 (d)     On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

                (i)     (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;

                (ii)    an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Company and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Company; and

                 (iii)   confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

                 SECTION 2.19.  Drawings of Bankers' Acceptances and BA Equivalent Notes.  (a)  Request for Drawing.  Each Drawing shall be made on notice, given not later than 11:00 A.M. (New York City time) on a Canadian Business Day at least two Canadian Business Days prior to the date of the proposed Drawing, by any Canadian Borrower to the Agent, which shall give each Canadian Lender prompt notice thereof by telecopier. Each notice of a Drawing shall be in writing (including by telecopier), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Drawing (which shall be a Canadian Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial Maturity Date for each Bankers' Acceptance and BA Equivalent Notes comprising part of such Drawing; provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon such Canadian Borrower) that the Drafts to be accepted and purchased as part of any Drawing cannot, due solely to the requested aggregate Face Amount thereof, be accepted and/or purchased ratably by the Canadian Lenders in accordance with Section 2.01(c), then the aggregate Face Amount of such Drawing (or the Face Amount of Bankers' Acceptances and BA Equivalent Notes to be created and purchased by any Canadian Lender) shall be reduced to such lesser amount as the Agent determines will permit such Drafts comprising part of such Drawing to be so accepted and purchased. The Agent agrees that it will, as promptly as practicable, notify such Canadian Borrower of the unavailability of Bankers' Acceptances. Each Draft in connection with any requested Drawing (A) shall be in a minimum amount of CN$1,000,000 or an integral multiple of CN$100,000 in excess thereof, and (B) shall be dated the date of the proposed Drawing. Each Canadian Lender that is a BA Canadian Lender shall, before 1:00 P.M. (New York City time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Borrowing, accept such Drafts and purchase the Bankers' Acceptances created thereby for the Drawing Purchase Price and shall, before 1:00 P.M. (New York City time) on such date, make available for the account of its Applicable Lending Office to the Agent at its appropriate Agent's Account, in same day funds, the Drawing Purchase Price payable by such Canadian Lender for such Drawing less the Stamping Fee payable to such Canadian Lender with respect thereto under Section 2.19(b). Each Non-BA Canadian Lender shall, in lieu of accepting its proportionate amount of Bankers Acceptances forming part of a Drawing, make available such Canadian Borrower a loan (a "BA Equivalent Note") in Canadian Dollars in an amount equal to the Drawing Purchase Price of the Bankers' Acceptances that such Non-BA Canadian Lender would have been required to accept if it were a BA Canadian Lender. Each Non-BA Canadian Lender shall, before 1:00 P.M. (New York City time) on the date of each Drawing, make available for the account of its Applicable Lending Office to the Agent at its appropriate Agent's Account, in same day funds, the amount of the BA Equivalent Note, less an amount equal to the Stamping Fee that would have been applicable to the BA Equivalent Note had it been a Bankers' Acceptance. Upon the fulfillment of the applicable conditions set forth in Section 3.03, the Agent will make the funds it has received from the Canadian Lenders available to such Canadian Borrower requesting such Drawing at the Agent's address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

                 (b)     Stamping Fees.  Each Canadian Borrower shall, on the date of each Drawing and on the date of each renewal of any outstanding Bankers' Acceptances or BA Equivalent Notes, pay to the Agent, in Canadian Dollars, for the ratable account of the Canadian Lenders accepting Drafts and purchasing Bankers' Acceptances or making BA Equivalent Notes, the Stamping Fee with respect to such Bankers' Acceptances or corresponding BA Equivalent Notes. Each Canadian Borrower irrevocably authorizes each such Canadian Lender to deduct the Stamping Fee payable with respect to each Bankers' Acceptance or BA Equivalent Notes of such Canadian Lender from the Drawing Purchase Price payable by such Canadian Lender in respect of such Bankers' Acceptance or BA Equivalent Notes in accordance with this Section 2.19 and to apply such amount so withheld to the payment of such Stamping Fee for the account of the applicable Canadian Borrower and, to the extent such Stamping Fee is so withheld and legally permitted to be so applied, the applicable Canadian Borrower's obligations under the preceding sentence in respect of such Stamping Fee shall be satisfied.

                 (c)     Limitations on Drawings.  Anything in Section 2.19(a) to the contrary notwithstanding, no Canadian Borrower may select a Drawing if the obligation of the Canadian Lenders to purchase and accept Bankers' Acceptances shall then be suspended pursuant to Section 2.19(e) or 2.12(b).

                 (d)      Binding Effect of Notices of Borrowing.  Each Notice of Borrowing for a Drawing shall be irrevocable and binding on the applicable Canadian Borrower. In the case of any proposed Drawing, the applicable Canadian Borrower shall indemnify each Canadian Lender (absent any gross negligence by the Canadian Lender) against any loss, cost or expense incurred by such Canadian Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing for such Drawing the applicable conditions set forth in Section 3.03, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Canadian Lender to fund the Drawing Purchase Price (or in the case of Non-BA Canadian Lenders, the BA Equivalent Note) to be paid by such Canadian Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date (but, in any event, excluding any loss of profit and the Stamping Fee applicable to such Drawing or Advance).

                 (e)     Circumstances Making Bankers' Acceptances Unavailable.  (i)  If, with respect to any proposed Drawing, the Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Borrowing is delivered or is outstanding will result in no market for the Bankers' Acceptances to be created in connection with such Drawing or an insufficient demand for such Bankers' Acceptances to allow the Canadian Lenders creating such Bankers' Acceptances to sell or trade the Bankers' Acceptances to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to the applicable Canadian Borrower and the Canadian Lenders thereof, (A) the Notice of Borrowing with respect to such proposed Drawing shall be cancelled and the Drawing requested therein shall not be made and (B) the right of such Canadian Borrower to request a Drawing shall be suspended until the Agent shall notify such Canadian Borrower that the circumstances causing such suspension no longer exist. The Agent agrees that it will, as promptly as practicable, notify such Canadian Borrower of the unavailability of Bankers' Acceptances.

               (ii)     Upon the occurrence and during the continuance of any Default, the obligation of the Canadian Lenders to create and purchase Bankers' Acceptances shall be suspended.

                (iii)     If the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate for any Bankers' Acceptances or BA Equivalent Notes can not otherwise be determined in a timely manner in accordance with the definition of "BA Rate", the Agent shall forthwith notify the Canadian Borrowers and the Canadian Lenders that such interest rate cannot be determined for such Bankers' Acceptances and BA Equivalent Notes, and the obligation of the Canadian Lenders to make, or to renew, Bankers' Acceptances and BA Equivalent Notes shall be suspended until the Agent shall notify the Canadian Borrowers and the Canadian Lenders that the circumstances causing such suspension no longer exist.

                 (f)     Assumptions of the Agent.  Unless the Agent shall have received notice from a Canadian Lender prior to the date of any Drawing that such Canadian Lender will not make available to it such Canadian Lender's ratable share of the proceeds of such Drawing, in accordance with Section 2.19(a), the Agent may assume that such Canadian Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.19(a) and the Agent may, in reliance upon such assumption, make available to the applicable Canadian Borrower on such date a corresponding amount. If and to the extent that any such Canadian Lender shall not have so made such ratable share available to the Agent, such Canadian Lender and the Canadian Borrowers severally agree to repay or pay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the applicable Canadian Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the applicable Canadian Borrower, a rate per annum equal to the BA Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Canadian Lender, the Canadian Interbank Rate. If such Canadian Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Canadian Lender's ratable share of the proceeds of such Drawing for all purposes under this Agreement.

                 (g)     Presigned Draft Forms.  To enable the Canadian Lenders which are BA Lenders to create Bankers' Acceptances in accordance with Section 2.01(c) and this Section 2.19, each Canadian Borrower intending to make Drawings of Bankers' Acceptances and Notional Bankers' Acceptances hereby appoints each BA Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of Bankers' Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such BA Lender, blank forms of Bankers' Acceptances. In this respect, it is each BA Lender's responsibility to maintain an adequate supply of blank forms of Bankers' Acceptances for acceptance under this Agreement. The Canadian Borrowers recognize and agree that all Bankers' Acceptances signed and/or endorsed on its behalf by a BA Lender shall bind each Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Each BA Lender is hereby authorized (for the purpose of acceptance and purchase of Bankers' Acceptances pursuant to this Agreement) to issue such Bankers' Acceptances endorsed in blank in such face amounts as may be determined by such BA Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted and purchased by such BA Lender. On request by any Canadian Borrower, a BA Lender shall cancel all forms of Bankers' Acceptances which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrowers and which are held by such BA Lender and have not yet been issued in accordance herewith. Each BA Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such BA Lender. Each BA Lender shall maintain a record with respect to Bankers' Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each BA Lender agrees to provide such records to the Canadian Borrowers at the Canadian Borrowers' expense upon request. Bankers' Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrowers or by its attorneys, including its attorneys appointed pursuant to Section 2.19(g). Notwithstanding that any person whose signature appears on any Bankers' Acceptance as a signatory for any Canadian Borrower may no longer be an authorized signatory for such Canadian Borrower at the date of issuance of a Bankers' Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers' Acceptance so signed shall be binding on the Canadian Borrowers.

                 (h)      Distribution of Bankers' Acceptances.  Bankers' Acceptances purchased by a Canadian Lender in accordance with the terms of Section 2.01(c) and this Section 2.19 may, in such Canadian Lender's sole discretion, be held by such Canadian Lender for its own account until the applicable Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.

                 (i)     Failure to Fund in Respect of Drawings.  The failure of any Canadian Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing or to make a BA Equivalent Note shall not relieve any other Canadian Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing or to make a BA Equivalent Note, but no Canadian Lender shall be responsible for the failure of any other Canadian Lender to fund the Drawing Purchase Price or make the BA Equivalent Note to be funded or made, as the case may be by such other Canadian Lender on the date of any Drawing.

                 (j)     Optional Renewal/Repayment of Bankers' Acceptances. The Canadian Borrowers shall give notice to the Agent not later than 11:00 A.M. (New York City time) on a Business Day at least two Canadian Business Days prior to the Maturity Date of the Bankers' Acceptances and BA Equivalent Notes comprising part of the same Drawing, and subject to the provisions of Section 2.12, specifying either that the Canadian Borrowers intend to renew all or any portion of such Bankers' Acceptances and BA Equivalent Notes or that the Canadian Borrowers intend to repay such maturing Bankers' Acceptances and BA Equivalent Notes. Failure by the Canadian Borrowers to deliver such notice to the Agent in accordance with this Section 2.19(j) shall be deemed an election by the Canadian Borrowers to repay such Bankers' Acceptances and BA Equivalent Notes on the applicable Maturity Date.

                 (k)      Renewal of Bankers' Acceptances.  Subject to Section 2.19(j), the Canadian Borrowers may elect to renew Bankers' Acceptances and BA Equivalent Notes comprising part of the same Drawing, provided, however, that:

               (i)     any renewal of Bankers' Acceptances or BA Equivalent Notes shall be made only on the then existing Maturity Date for such Bankers' Acceptances or BA Equivalent Notes;

                (ii)     each renewal of Bankers' Acceptances and BA Equivalent Notes comprising part of the same Drawing shall be made ratably among the Canadian Lenders holding such Bankers' Acceptances and having made BA Equivalent Notes in accordance with the respective amount of such Bankers' Acceptances so held and BA Equivalent Notes so made; and

                (iii)     upon the occurrence and during the continuance of any Event of Default no renewal of any Bankers' Acceptance or BA Equivalent Notes may be made.

Each such notice of renewal shall, within the restrictions set forth above, specify (A) the date of such renewal (which shall be the then existing Maturity Date of such Bankers' Acceptances and BA Equivalent Notes and shall be a Canadian Business Day), (B) the Bankers' Acceptances to be renewed, (C) if less than all of the Bankers' Acceptances and BA Equivalent Notes comprising part of any Drawing are to be renewed, the aggregate Face Amount for such renewal and (D) the term to maturity of the renewed Bankers' Acceptances and BA Equivalent Notes (which shall comply with the definition of "Maturity Date" in Section 1.01); provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon such Canadian Borrower) that the Bankers' Acceptances and BA Equivalent Notes cannot, due solely to the requested aggregate Face Amount thereof, be renewed ratably by the Canadian Lenders, the aggregate Face Amount of such renewal (or the Face Amount of Bankers' Acceptances or BA Equivalent Notes to be created by any Canadian Lender) shall be reduced to such lesser amount as the Agent determines will permit such renewal to be so made. Each notice of renewal under this Section 2.19 shall be irrevocable and binding on the applicable Canadian Borrower. Upon any renewal of Bankers' Acceptances and BA Equivalent Notes comprising part of any Drawing in accordance with this Section 2.19(k), the Canadian Lenders that hold the Bankers' Acceptances and that made BA Equivalent Notes to be renewed shall exchange such maturing Bankers' Acceptances for new Bankers' Acceptances and shall make a new BA Equivalent Notes, containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewed Bankers' Acceptance and the proceeds of the new BA Equivalent Note shall be applied, together with other funds, if necessary, available to the applicable Canadian Borrower, to reimburse the Bankers' Acceptances and BA Equivalent Notes otherwise maturing on such date. Each Canadian Borrower hereby irrevocably authorizes and directs each Canadian Lender to apply the proceeds of each renewed Bankers' Acceptance or BA Equivalent Note owing to it to the reimbursement, in accordance with this Section 2.19(k), of the Bankers' Acceptances or BA Equivalent Notes owing to such Canadian Lender and maturing on such date.

                 (l)     Repayment of Bankers' Acceptances.  Subject to Section 2.19(j), the Canadian Borrowers shall repay on or before 12:00 noon (Toronto time) on the Maturity Date for those Bankers' Acceptances and BA Equivalent Notes comprising part of the same Drawing, an amount in Canadian Dollars equal to the Face Amount of such Bankers' Acceptances and BA Equivalent Notes (notwithstanding that a Canadian Lender may be the holder of it at maturity). Any such payment shall satisfy the Canadian Borrower's obligations under the Bankers' Acceptances and BA Equivalent Notes to which it relates and the relevant Canadian Lender shall (y) then be solely responsible for the payment of the applicable Bankers' Acceptances and BA Equivalent Notes, and (z) thereafter indemnify the Canadian Borrower from any loss, cost or expense suffered by or imposed upon the Canadian Borrowers in respect of any claim from a holder of such Bankers' Acceptances and BA Equivalent Notes that any Canadian Borrower is liable for payment thereunder or any payment by the Canadian Borrowers in connection with such claim.

                 (m)      Mandatory Conversion.  Upon the occurrence and during the continuance of any Default or if the Canadian Borrower shall fail (i) to deliver a properly completed notice of renewal under Section 2.19(j) or (ii) to reimburse the Canadian Lenders for any Bankers' Acceptances and BA Equivalent Notes comprising part of the same Drawing pursuant to Section 2.19(l), the Agent will forthwith so notify the applicable Canadian Borrower and the Canadian Lenders, whereupon each such Bankers' Acceptance and BA Equivalent Notes will automatically, on the then existing Maturity Date of such Bankers' Acceptance or BA Equivalent Notes, Convert into a Base Rate Advance at the Equivalent in Dollars of the Face Amount of such Bankers' Acceptances or BA Equivalent Notes.

                 (n)     Collateralization of Bankers' Acceptances.  Bankers' Acceptances and BA Equivalent Notes may not be prepaid. The Canadian Borrowers may, however, at their option, exercisable upon not less than one Business Day's notice to the Agent, elect to deposit with the Agent Canadian Dollars in same-day funds to be held by the Agent, pursuant to collateral arrangements satisfactory to the Agent, for application to the payment of any Borrowing of Bankers' Acceptances or BA Equivalent Notes designated by the Canadian Borrowers in such notice. If such a deposit is made, then such Bankers' Acceptances and BA Equivalent Notes shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full Face Amount of such Bankers' Acceptances or BA Equivalent Notes. Furthermore, in the event the maturity of the Bankers' Acceptances and BA Equivalent Notes is accelerated pursuant to Section 6.01, the Canadian Borrowers shall cash collateralize all outstanding Banker's Acceptances.

                 (o)     Inconsistencies.  In the event of any inconsistency between the provisions of this Section 2.19 and any other provision of Article II with respect to Bankers' Acceptances or BA Equivalent Notes, the provisions of this Section 2.19 shall prevail.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

                 SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.  Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

                 (a)     There shall have occurred no Material Adverse Change since December 31, 2004, and no material adverse change in the business, condition (financial or otherwise), operations or properties of Great Lakes and its Subsidiaries taken as a whole since December 31, 2004.

                 (b)     There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or a material adverse effect on the business, condition (financial or otherwise), operations or properties of Great Lakes and its Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

                 (c)     Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect or that the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries, taken as a whole, are different in any material adverse respect from that presented in the Information Memorandum or derived by the Agent and the Lender from the public filings of the Company and its Subsidiaries.

                 (d)     All governmental and third party consents and approvals necessary in order to consummate the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, all applicable waiting periods in connection with the Acquisition shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the reasonable judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby, and

                 (e)     The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

                 (f)     The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued and invoiced reasonable fees and expenses of counsel to the Agent).

                 (g)     On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

                 (i)     The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date,

                (ii)    No event has occurred and is continuing that constitutes a Default, and

                (iii)    all conditions precedent to the consummation of the Acquisition shall have been satisfied substantially in accordance with the terms of the Agreement and Plan of Merger dated as of March 8, 2005 between Great Lakes, Copernicus Merger Corporation and the Company, without any waiver or amendment not consented to by the Required Lenders of any material term, provision or condition set forth therein, and in compliance with all applicable laws.

                 (h)     The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

                (i)     The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

                (ii)    Certified copies of the resolutions of the board of directors (or similar governing body) of each Loan Party approving each of the Loan Documents to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Document.

                (iii)    A certificate of each Loan Party signed on behalf of such Loan Party by its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) a true and correct copy of the charter or similar document of such Loan Party, (B) a true and correct copy of the bylaws or similar document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(h)(ii) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its incorporation or formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party and (D) certifying the names and true signatures of the officers of such Loan Party authorized to sign each of the Loan Documents to which it is a party and the other documents to be delivered hereunder.

                (iv)    Certificates in form and substance satisfactory to the Agent attesting to the Solvency of the Company and the Company and its Subsidiaries, taken as a whole, before and after giving effect to the merger with Great Lakes, from the chief financial officer or other officer of the Company acceptable to the Agent.

                (v)     Pro forma financial statements as to the Company and forecasts prepared by management of the Company, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on an annual basis through December 31, 2009.

                (vi)    A favorable opinion of Skadden, Arps, Meagher & Flom LLP, counsel for the Company, substantially in the form of Exhibit D hereto.

                (vii)   A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

                 (i)     The Company shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under, the Credit Agreement dated as of August 16, 2004 among the Company, the lenders parties thereto and Deutsche Bank AG, New York Branch, as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.

                 (j)     Liens securing any of the public notes of the Company shall have been released.

                 (k)     Great Lakes shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under, the Five Year Credit Agreement dated as of September 30, 2004 among Great Lakes, the lenders parties thereto and Citicorp USA, Inc., as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.

                 SECTION 3.02.  Initial Advance to Each Designated Subsidiary.  The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

                 (a)      The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

                 (b)      Certified copies of the resolutions of the board of directors (or similar governing body) of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

                 (c)     A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.

                 (d)     A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.

                 (e)     A Designation Agreement duly executed by such Designated Subsidiary and the Company.

                 (f)      Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit D hereto, and as to such other matters as any Lender through the Agent may reasonably request.

                 (g)     Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.

                 SECTION 3.03.  Conditions Precedent to Each Borrowing, Issuance and Commitment Increase.  The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue, renew or extend a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by any Borrower of the proceeds of such Borrowing, such issuance or such Increase Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such issuance or such Increase Date such statements are true):

                 (a)      the representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and additionally, if such Borrowing or issuance shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct in all material respects on and as of the date of such Borrowing or such issuance, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, and

                 (b)      no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default.

                 SECTION 3.04.  Determinations Under Section 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                 SECTION 4.01. Representations and Warranties of the Company.  The Company represents and warrants as follows:

                 (a)     Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so duly organized, validly existing or in good standing in the case of a Subsidiary organized outside of the United States has not had, or could not reasonably be expected to have, a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all governmental authorizations to own or lease and operate its properties and to carry on its business.

                 (b)      Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number (if any) issued to it by the jurisdiction of its organization. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(h)(iii) is a true and correct copy of each such document as of the Effective Date, each of which is valid and in full force and effect.

                 (c)      Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its equity interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding equity interests in each Loan Party's Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except Permitted Liens and those created under the Collateral Documents.

                 (d)     The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the incurrence of Debt hereunder, are within such Loan Party's corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party's charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

                 (e)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the incurrence of Debt hereunder, except for those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given, waived or made and are in full force and effect. All applicable waiting periods in connection with the Acquisition have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                 (f)     This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                 (g)     (i)  The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2004, there has been no Material Adverse Change.

                (ii)     The Consolidated balance sheet of Great Lakes and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of Great Lakes and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of Great Lakes and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income and cash flows of Great Lakes and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of Great Lakes, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments and absence of footnotes, the Consolidated financial condition of Great Lakes and its Subsidiaries as at such dates and the Consolidated results of the operations of Great Lakes and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2003, there has been no material adverse change in the business, condition (financial or otherwise), operations or properties of Great Lakes and its Subsidiaries taken as a whole.

                 (h)      The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Company and its Subsidiaries delivered to the Agent pursuant to Section 3.01(h)(v) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the Company's control, and that no guarantees can be giving that the forecasts will be realized.

                 (i)     There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation.

                 (j)      No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                 (k)     Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                 (l)     Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements, taken as a whole, made therein not misleading in any material respect in light of the circumstances under which such statements were made.

                (m)     The Company is, individually and together with its Subsidiaries, Solvent.

                 (n)     The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 (o)  (i)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a liability of any Loan Party or any ERISA Affiliate that in the aggregate could reasonably be expected to have a Material Adverse Effect.

                (ii)     Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

                (iii)   Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                 (p)     Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the operations and properties of the Company and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties (whether owned, leased or operated or formerly owned leased or operated) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                 (q)     Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                 (r)     Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any unfair labor practices complaint, union representation campaigns, strike, lockout or other labor dispute.

                 (s)     Each Loan Party and each of its Subsidiaries is in compliance with all contracts and agreements to which it is a party, except such non-compliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                 (t)     All Borrowers which are established in the Netherlands have verified the status of each Lender as a Professional Market Party and such verification has been conducted in accordance with the requirements of the Exemption Regulation and the Dutch Central Bank's Policy Guidelines.

ARTICLE V

COVENANTS OF THE COMPANY

                 SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid, any Bankers' Acceptance, BA Equivalent Note or Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

                 (a)     Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders material to the business of the Company and its Subsidiaries, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

                 (b)     Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, claim or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable and enforcement thereof has not been stayed.

                 (c)     Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice.

                 (d)      Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary that is not a Loan Party, if the board of directors (or similar governing body) of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders.

                 (e)     Visitation Rights.  At any reasonable time and at reasonable intervals, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that such visitation rights shall not include access to or review of any intellectual property or trade secrets of the Company and provided, further, that, unless an Event of Default shall have occurred and be continuing, the Company shall have the right to have a representative present during any such discussion with the Company's independent certified accountants.

                 (f)     Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                 (g)     Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

                 (h)     Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its Wholly-Owned Subsidiaries, (ii) customary fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii) employment and severance arrangements with officers and employees of the Company and its Subsidiaries in the ordinary course of business.

                 (i)     Reporting Requirements.  Furnish to the Lenders:

                 (i)     as soon as available and in any event within 10 days after the date the Company is required to file its Form 10-Q with the Securities and Exchange Commission (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision or otherwise), the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, controller or treasurer of the Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, controller or treasurer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                 (ii)     as soon as available and in any event within 10 days after the date the Company is required to file its Form 10-K with the Securities and Exchange Commission (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision or otherwise), a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other nationally recognized independent public accountants without any going concern qualification and certificates of the chief financial officer, controller or treasurer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                 (iii)    as soon as available and in any event within 75 days after the beginning of each fiscal year of the Company the budget for such fiscal year of the Company for such fiscal year certified by the chief financial officer, controller or treasurer of the Company;

                 (iv)    as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

                 (v)     promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                 (vi)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(i); and

                 (vii)    such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                 (j)     Covenant to Guarantee Obligations and Provide Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the commencement of the Security Period, then at the Company's expense:

                 (i)      within 10 Business Days after such formation or acquisition, cause each such Subsidiary that is not (A) a controlled foreign corporation of the Company under Section 957 of the Internal Revenue Code (a "CFC"), (B) a Subsidiary that engages in no other activity other than the ownership of the equity of one or more CFCs (a "CFC Holdco"), (C) a special purpose corporation formed in connection with a securitization transaction or (D) a captive insurance company (each of the Subsidiaries described in clauses (A), (B), (C) and (D) being an "Excluded Subsidiary"), to duly execute and deliver to the Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Agent, guaranteeing the other Loan Parties' obligations under the Loan Documents,

                 (ii)     within 30 days after the commencement of the Security Period, execute, and cause each Subsidiary that is not an Excluded Subsidiary to execute and deliver pledges, assignments and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent to create Liens securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents in favor of the Agent for the benefit of the Lenders on the equity interests of each of the Company's Subsidiaries; provided that (A) the stock of any Subsidiary held by a CFC or a CFC Holdco shall not be required to be pledged and (B) if such new property is equity interests in a CFC or a CFC Holdco, no more than 66% of the equity interests in a CFC or a CFC Holdco shall be pledged in favor of the Agent and the Lenders,

                 (iii)     if the Security Period is in effect, within 30 days after such formation or acquisition of any new Subsidiary duly execute and deliver and cause such Subsidiary and each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent documents as specified in clause (ii) above,

                  (iv)    within 60 days after such formation or acquisition or the commencement of the Security Period, as the case may be, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Agent as to (1) the matters contained in clauses (i), (ii) and (iii) above, (2) such guaranties, guaranty supplements, pledges, assignments and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (3) such pledges, assignments, security agreements and other actions being sufficient to create valid perfected Liens on such equity interests and (4) such other matters as the Agent may reasonably request,

                  (v)    at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Excluded Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Excluded Subsidiary) to take, all such other action as the Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, and security agreements.

Upon the termination of the Security Period and at the request and sole expense of the Company, the security interests shall terminate on and subject to the terms of the Collateral Documents, and the parties shall take such further action all as provided therein.

                 (k)     Further Assurances.  Promptly upon request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

                 (l)     Legal Opinions With Respect to Designated Subsidiaries.  With respect to each Subsidiary of the Company that on or prior to December 31, 2005 (i) becomes a Designated Subsidiary and (ii) receives an initial Advance or Drawing, the Company shall deliver or cause to be delivered, on or prior to January 15, 2006, to the Agent, in form and substance reasonably satisfactory to the Agent, a favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary.

                 SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid, any Bankers' Acceptance, BA Equivalent Note or Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

                 (a)      Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                  (i)      Permitted Liens and Liens, if any, created under the Loan Documents (including, if applicable, Liens that are required by the terms of the applicable indentures existing on the date hereof to secure equally and ratably the Debt issued under such indentures),

                  (ii)     purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $100,000,000 at any time outstanding,

                  (iii)    the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto and other Liens aggregating not more than $10,000,000 existing on the Effective Date on assets of Subsidiaries of the Company organized outside of the United States,

                  (iv)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

                   (v)     assignments of the right to receive income (including factoring of accounts receivable) or Liens that arise in connection with receivables securitization programs, in an aggregate principal amount not to exceed $325,000,000 at any time outstanding (for purposes of this clause (v), the "principal amount" of a receivables securitization program shall mean the amount invested by investors that are not Affiliates of the company and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts)),

                  (vi)     other Liens securing obligations in an aggregate principal amount not to exceed $75,000,000 at any time outstanding prior to the Investment Grade Rating Date, and not to exceed $200,000,000 at any time outstanding on or after the Investment Grade Rating Date,

                  (vii)     Liens securing Hedge Agreements in an amount not to exceed $10,000,000 at any time outstanding, and

                  (viii)    the replacement, extension or renewal of any Lien permitted by clause (iii) and clause (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

                 (b)     Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

                 (i)      the Company may consummate the Acquisition;

                  (ii)     any Subsidiary of the Company may merge into or consolidate with any other Subsidiary of the Company; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Wholly-Owned Subsidiary of the Company; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

                  (iii)    as part of any acquisition permitted under Section 5.02(g), any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Wholly-Owned Subsidiary of the Company; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

                   (iv)     as part of any sale or other disposition permitted under Section 5.02(f) (other than clause (ii) thereof), any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

                  (v)     any of the Company's Subsidiaries may merge into the Company;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any such merger to which the Company is a party, the Company is the surviving corporation.

                 (c)     Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

                 (d)      Subsidiary Debt.  Permit any of its Subsidiaries that are not Subsidiary Guarantors to create or suffer to exist, any Debt other than:

                  (i)     Debt owed to the Company or to a Wholly-Owned Subsidiary of the Company or Debt arising under the Loan Documents,

                  (ii)    Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the "Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

                  (iii)   Debt secured by Liens permitted by Section 5.02(a)(ii) or (iv),

                  (iv)    Debt arising in connection with receivables securitization programs to the extent permitted by Section 5.02(a)(v),

                  (v)     Debt of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition,

                  (vi)    Debt consisting of guarantees of Debt which is otherwise permitted by this Section 5.02(d),

                  (vii)    Hedge Agreements permitted under Section 5.02(k) having an aggregate unrealized net loss position, if any, on a marked to market basis determined as of any date of determination of Covenant Debt not to exceed $10,000,000,

                  (viii)    other Debt (whether secured or unsecured) to the extent such Debt would be permitted to be secured under Section 5.02(a)(vi), and

                  (ix)      endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                 (e)      Lease Obligations.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under sale and leaseback arrangements that would cause the direct and contingent liabilities of the Company and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months prior to the Investment Grade Rating Date, and not to exceed $100,000,000 payable in any period of 12 consecutive months on or after the Investment Grade Rating Date.

                 (f)      Sales, Etc. of Assets.  Until either (x) the Company has an Investment Grade Rating or (y) (1) the Public Debt Ratings are at least BB+ by S&P and Ba1 by Moody's and (2) the ratio of Covenant Debt of the Company and its Subsidiaries at such date to Consolidated EBITDA of the Company and its Subsidiaries for the most recently completed four consecutive fiscal quarters is less than 3.00 to 1.00, sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets (unless such option is conditioned upon approval of the Required Lenders or termination of this Agreement), except (i) sales of inventory in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) in transactions between or among the Company and its Wholly-Owned Subsidiaries, (iv) dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete, (v) licenses and sub-licenses of intellectual property incurred in the ordinary course of business, (vi) dispositions of Marketable Securities, (vii) sales of accounts receivable to the extent permitted by Section 5.02(a)(v), (viii) leases of real property and (ix) sales of assets for fair value in an aggregate amount not to exceed $25,000,000 or, if the Increase Conditions (as set forth below) are met, $50,000,000 in any year, provided that in the case of the sale of any asset in a single transaction or a series of related transactions in an aggregate amount exceeding $15,000,000, the fair value of such asset shall have been determined in good faith by the Board of Directors of the Company. The Increase Conditions are met on any date that the Public Debt Ratings are at least BB+ by S&P and Ba1 by Moody's and the ratio of Covenant Debt of the Company and its Subsidiaries at such date to Consolidated EBITDA of the Company and its Subsidiaries for the most recently completed four consecutive fiscal quarters is not less than 3.00 to 1.00.

                 (g)      Investments in Other Persons.  Until the Company has an Investment Grade Rating, make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

                  (i)     (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Company and its Subsidiaries in Subsidiary Guarantors, (C) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Subsidiary Guarantors and (D) additional Investments by the Loan Parties in Wholly-Owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $100,000,000;

                  (ii)    loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

                  (iii)    Investments existing on the date hereof, including those listed on Schedule 5.02(g), and Investments in Marketable Securities;

                  (iv)     Investments consisting of intercompany Debt;

                   (v)     Investments received in settlement of claims against another Person in connection with a bankruptcy proceeding against such Person;

                  (vi)     Investments arising in connection with receivables securitization programs to the extent permitted by Section 5.02(a)(v),

                  (vii)      the purchase or other acquisition of all of the equity interests in any Person that, upon the consummation thereof, will be a Wholly-Owned Subsidiary of the Company or one or more of its Wholly-Owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Company or one or more of its Wholly-Owned Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

                  (A)     the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

                  (B)     the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course or complimentary to such lines of business;

                  (C)     the total cash consideration (including, without limitation, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash consideration paid by or on behalf of the Company and its Subsidiaries for all other purchases and other acquisitions made by the Company and its Subsidiaries pursuant to this clause (vii), shall not exceed $100,000,000;

                  (D)     (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.03, such compliance to be determined on the basis of financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

                  (E)     the Company shall have delivered to the Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of the chief financial officer, controller or treasurer of the Company, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

                  (viii)     Investments by the Company and its Subsidiaries not otherwise permitted under this Section 5.02(g) in an aggregate amount not to exceed $50,000,000; provided that, with respect to each Investment made after the date hereof pursuant to this clause (viii):

                  (A)     such Investment shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course or complimentary lines of business;

                   (B)     any determination of the amount of such Investment shall include all cash consideration (including, without limitation, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries in connection with such Investment; and

                  (C)     (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.03, such compliance to be determined on the basis of financial statements for such Investment as though such Investment had been consummated as of the first day of the fiscal period covered thereby.

                 (h)      Change in Nature of Business.  (i) Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; (ii) permit any entity created as a special purpose entity in connection with any receivables securitization program to own any material assets or have any material liabilities other than in connection with its activities as a special purpose vehicle to facilitate such receivables securitization program; and (iii) permit Crompton International Corp. to engage in any material operations, or own any material assets or have any material liabilities other than its ownership of the equity interests of Subsidiaries of the Company organized in jurisdictions outside of the United States, in each case so long as Crompton International Corp. is not a Subsidiary Guarantor.

                 (i)     Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Lenders or (ii) prohibitions or conditions under (A) indentures, agreements or instruments in effect on the date hereof and any similar indentures, agreements or instruments that are no more restrictive as to the ability of the Company or its Subsidiaries to incur Liens than such existing indentures, agreements or instruments, (B) any purchase money Debt solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any agreement in effect on the date any Person first becomes a Subsidiary of the Company (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company), (E) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement or (F) restrictions with respect to any asset pending the close of the sale of such asset.

                 (j)      Partnerships, Etc.  Until the Company has an Investment Grade Rating, become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

                 (k)     Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts) solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of the Company and its Subsidiaries in the ordinary course of such businesses.

                 (l)     Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any indenture, agreement or instrument existing on the date hereof and any similar indentures, agreements or instruments that are no more restrictive as to the ability of the Company or its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt than such existing indentures, agreements or instruments, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (iv) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, (v) restrictions with respect to any asset pending the close of the sale of such asset, (vi) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 5.02(a)(ii) or (v), or (vii) under applicable law.

                 SECTION 5.03. Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

                 (a)     Leverage Ratio. Maintain, as of any date, a ratio of Covenant Debt of the Company and its Subsidiaries at such date to Consolidated EBITDA of the Company and its Subsidiaries for the most recently completed four consecutive fiscal quarters of not greater than the amount set forth below for each period set forth below:

Quarter Ending On	Ratio
June 30, 2005	4.00 : 1.00
September 30, 2005	4.00 : 1.00
December 31, 2005	3.25 : 1.00
March 31, 2006	3.25 : 1.00
June 30, 2006	3.25 : 1.00
September 30, 2006	3.25 : 1.00
December 31, 2006 and thereafter	3.00 : 1.00

                 (b)      Interest Coverage Ratio.  Maintain a ratio of Consolidated EBITDA of the Company and its Subsidiaries to Interest Expense of the Company and its Subsidiaries, in each case for the period of four consecutive financial quarters most recently ended of not less than the amount set forth below for each period set forth below:

Quarter Ending On	Ratio
June 30, 2005	3.75 : 1.00
September 30, 2005	3.75 : 1.00
December 31, 2005	4.00 : 1.00
March 31, 2006	4.25 : 1.00
June 30, 2006	4.25 : 1.00
September 30, 2006	4.25 : 1.00
December 31, 2006 and thereafter	4.50 : 1.00

ARTICLE VI

EVENTS OF DEFAULT

                 SECTION 6.01.  Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

                 (a)     The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

                 (b)     Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

                 (c)     (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

                 (d)     The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made (other than prepayments on customary terms in connection with sales of assets), in each case prior to the stated maturity thereof; or

                 (e)     The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                 (f)     Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not been stayed or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed in writing the claim made for payment of, the amount of such judgment or order; or

                 (g)     (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company, together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or

                 (h)     The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

                 (i)     any Guaranty or any Collateral Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)), each Canadian Lender to accept and/or purchase Bankers' Acceptances and/or make BA Equivalent Notes and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, the Bankers' Acceptances and the BA Equivalent Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, the Bankers' Acceptances and the BA Equivalent Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any other Borrower under any Bankruptcy Law, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)), each Canadian Lender to accept and/or purchase Bankers' Acceptances and/or make BA Equivalent Notes and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, the Bankers' Acceptances and the BA Equivalent Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

                 SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrowers than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrowers.

ARTICLE VII

GUARANTY

                 SECTION 7.01.  Unconditional Guaranty  (a)  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving other Loan Party.

                 (b)     Each Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

                 (c)     Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

                 SECTION 7.02.  Guaranty Absolute.  (a)  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

                 (a)      any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                 (b)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

                 (c)      any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

                 (d)      any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

                 (e)      any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

                 (f)     any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

                 (g)     the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

                 (h)     any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

                 SECTION 7.03.  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

                 (b)     Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                 (c)     Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

                 (d)     Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

                 (e)     Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

                 SECTION 7.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

                 SECTION 7.05.  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

                 (a)     Prohibited Payments, Etc.  Except during the continuance of an Event of Default under Section 6.01(a) or (e) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Loan Party), each Guarantor may receive regularly scheduled payments from such Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (e) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

                 (b)     Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to such Loan Party, each Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

                 (c)     Turn-Over.  After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (e) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Loan Party), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

                 (d)     Agent Authorization.  After the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (e) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Loan Party), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

                 SECTION 7.06.  Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a "Guaranty Supplement"), (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Guaranty," "hereunder," "hereof" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "Guaranty," "thereunder," "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

                 SECTION 7.07.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE AGENT

                 SECTION 8.01.  Authorization and Action.  Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Loan Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Company or any other Loan Party pursuant to the terms of this Agreement.

                 SECTION 8.02.  Agent's Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default or to inspect the property (including the books and records) of the Company or any other Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

                 SECTION 8.03.  Citibank and Affiliates.  With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

                 SECTION 8.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                 SECTION 8.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent in its capacity as such under the Loan Documents (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

                 (b)     Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank in its capacity as such hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

                 (c)     The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender's Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

                 SECTION 8.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Company, so long as no Event of Default shall have occurred and be continuing and which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                 SECTION 8.07.  Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out duties of the Agent. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Company, each other Borrower, the Lenders and the Canadian Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as relate to the performance of its obligations hereunder. References in Sections 2.14 and 2.19 to the Agent shall also include the Sub-Agent.

                 SECTION 8.08.  Other Agents.  Each Lender hereby acknowledges that none of the syndication agents, the documentation agents nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

                 SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders other than in accordance with Section 2.18, (c) reduce the principal of, or interest on, the Advances, the Face Amount of any Bankers' Acceptances or BA Equivalent Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, the Face Amount of any Bankers' Acceptances or BA Equivalent Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the Face Amount of any Bankers' Acceptances or BA Equivalent Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release one or more Guarantors (or otherwise limit such Guarantors' liability with respect to the obligations owing to the Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders, (g) during the Security Period, release all or substantially all of the Collateral in any transaction or series of related transactions, (h) amend this Section 9.01, or (i) extend the Termination Date; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Lenders or the Issuing Banks, as the case may be, in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Canadian Lenders or the Issuing Banks, as the case may be, in their capacities as such under this Agreement.

                 SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Company or any other Borrower, at the Company's address at 199 Benson Road, Middlebury, Connecticut 06749, Attention: Treasurer, with a copy to General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, 19720, Attention: Bank Loan Syndications Department; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (v) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                 (b)     So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (v) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the "Platform"). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

                 (c)      Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

                 SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay on demand all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

                 (b)     The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, the Bankers' Acceptances, BA Equivalent Notes or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company and the Indemnified Parties agree not to assert any claim for special, indirect, consequential or punitive damages against any Indemnified Party or the Company, on any theory of liability, arising out of or otherwise relating to any Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or the Bankers' Acceptances or BA Equivalent Notes. The Company further agrees to pay any civil penalty or fine assessed by OFAC against the Agent or any Lender and all reasonable costs and expenses (including, without limitation, reasonable counsel fees and expenses) incurred in connection with the defense thereof, as a result of conduct by any Borrower that violates a sanction enforced by OFAC.

                 (c)     If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender's liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

                 (d)     Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                 SECTION 9.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Loan Party against any and all of the obligations of the Company or any Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company or the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                 SECTION 9.06.  Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the other Loan Parties to be party hereto as of the date hereof and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the other Loan Parties, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                 SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Company (so long as no Default shall have occurred and be continuing and following (w) the refusal of such Lender to approve any request for an amendment, waiver or consent, (x) a demand by such Lender pursuant to Section 2.11 or 2.14, (y) an assertion of illegality by such Lender pursuant to Section 2.12 or (z) the failure of such Lender to perform its obligations hereunder) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                 (b)     By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Borrower or the performance or observance by the Company or any other Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                 (c)     Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

                 (d)     The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company and the other Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. No Assumption Agreement or Assignment and Acceptance shall be effective unless and until entered in the Register. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e)     Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the other Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company or any other Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation or release all or substantially all of the Collateral or the value of the Guaranties.

                 (f)     Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Company Information relating to the Company received by it from such Lender.

                 (g)     Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                 (h)     No Lender will assign its rights and obligations hereunder, or sell participations, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

                 SECTION 9.08.  Confidentiality.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company (such information being referred to collectively herein as the "Company Information"), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its and its affiliates' employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and (viii) with the consent of the Company.

                 SECTION 9.09.  Designated Subsidiaries.   (a)  Designation.  The Company may at any time, and from time to time, by delivery to the Agent of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a "Designated Subsidiary" for purposes of this Agreement and such Subsidiary shall thereupon become a "Designated Subsidiary" for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.

                 (b)     Termination.  Upon the indefeasible payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing or Notice of Issuance in respect of such Designated Subsidiary is outstanding, such Subsidiary's status as a "Designated Subsidiary" shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

                 (c)     Obligations of Designated Subsidiaries.  A Designated Subsidiary shall be obligated solely for its own obligations under the Loan Documents, and not for the obligations of any Borrower that is a U.S. entity.

                 SECTION 9.10.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                 SECTION 9.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                 SECTION 9.12.  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank's principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

                 (b)     If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank's principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

                 (c)     The obligation of any Borrower in respect of any sum due from it in any currency (the "Primary Currency") to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

                 SECTION 9.13.  Jurisdiction, Etc.  (a)  Each of the parties hereto and the Designated Subsidiaries hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company and each Designated Subsidiary hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

                 (b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 SECTION 9.14.  Substitution of Currency.  If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

                 SECTION 9.15.  No Liability of the Issuing Banks.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank's willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

                 SECTION 9.16.  Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

                 SECTION 9.17.  Power of Attorney.  Each Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

                 SECTION 9.18.  Lender Representation and Undertaking.   Each Lender (a) (i) represents and warrants on the date hereof that it is a Professional Market Party; (ii) expressly (A) acknowledges that it is a requirement pursuant to the Dutch Act on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992) that the Borrowers may only borrow monies from an entity that qualifies as a Professional Market Party or within a closed circle (besloten kring), (B) declares that it is fully aware of the consequences of the incorporation Professional Market Party status set out in this Section 9.18 under clause (i) above, and (C) acknowledges that each of the Borrowers may rely on the representation concerning its Professional Market Party status set out in this Section 9.18 under clause (i) above and (b) agrees, that for so long as it is a requirement under Dutch law that any Lender hereunder needs to be a Professional Market Party, such Lender will not assign its rights and obligations hereunder, or sell participations to any Person who (i) does not qualify as a Professional Market Party; (ii) has not expressly confirmed the Professional Market Party representation and information undertaking set out in Section 9.18(a) above; and (iii) has not acknowledged that the Borrowers may rely upon the representations regarding the Lender's Professional Market Party status.

                 SECTION 9.19.  Waiver of Jury Trial.  Each of the Company, each of the other Loan Parties party hereto, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMTURA CORPORATION
By:_______________________
    Title:

CITIBANK, N.A.,
as Agent and as a Lender
By:_______________________
    Title:

CITIBANK, N.A., Canadian Branch,
as a Canadian Lender
By:_______________________
    Title:

BANK OF AMERICA, N.A.,
as a Lender
By:_______________________
    Title:

BANK OF AMERICA, N.A.,
Canada Branch,
as a Canadian Lender
By:_______________________
    Title:

ABN AMRO BANK N.V.,
as a Lender
By:_______________________
    Title:

By:_______________________
    Title:

ABN AMRO BANK N.V., CANADA BRANCH,
as a Canadian Lender
By:_______________________
    Title:

By:_______________________
    Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as a Lender
By:_______________________
    Title:

By:_______________________
    Title:

CREDIT SUISSE, TORONTO BRANCH,
as a Canadian Lender
By:_______________________
    Title:

By:_______________________
    Title:

MORGAN STANLEY BANK.,
as a Lender

By:_______________________
    Title:

THE ROYAL BANK OF SCOTLAND PLC.,
as a Lender

By:_______________________
    Title:

WACHOVIA BANK, NATIONAL ASSOCIATION.,
as a Lender

By:_______________________
    Title:

CALYON NEW YORK BRANCH.,
as a Lender

By:_______________________
    Title:

DEUTSCHE BANK AG NEW YORK BRANCH.,
as a Lender

By:_______________________
    Title:

By:_______________________
    Title:

ING CAPITAL LLC.,
as a Lender

By:_______________________
    Title:

SUMITOMO MITSUI BANKING CORP., NEW YORK.,
as a Lender

By:_______________________
    Title:

BANCA INTESA S.P.A. NEW YORK BRANCH.,
as a Lender

By:_______________________
    Title:

By:_______________________
    Title:

BANCA NAZIONALE DEL LAVOR SPA, NEW YORK BRANCH.,
as a Lender

By:_______________________
    Title:

THE BANK OF TOKYO-MITSUBISHI TRUST COMPANY.,
as a Lender

By:_______________________
    Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES.,
as a Lender
By:_______________________
    Title:

SCHEDULE I

CHEMTURA CORPORATION

FIVE YEAR CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	BA Commitment	Domestic Lending Office	Eurocurrency Lending Office	Canadian Lending Office
ABN AMRO Bank N.V.	$65,000,000	$0	$0	540 West Madison Street Suite 2100 Chicago, IL 60661 Attn: Loan Administration F: 312 992-5155	540 West Madison Street Suite 2100 Chicago, IL 60661 Attn: Loan Administration F: 312 992-5155	N/A
ABN AMRO Bank N.V., Canada Branch	$00	$0	$12,500,000	N/A	N/A	15th Floor T.D. Water House Tower 79 Wellington St. West P.O. Box 114 T.D. Center Toronto, Ontario M5K 1G8 Canada
Banca Intesa S.p.A. New York Branch	$25,000,000	$0	$0	1 William Street New York, NY 10004 F: 212 809-2124	1 William Street New York, NY 10004 F: 212 809-2124	N/A
Banca Nazionale del Lavoro SpA, New York Branch	$25,000,000	$0	$0	51 West 52nd Street, 36th Floor New York, NY 10019 Attn: Anna Hernandez T: 212 314-0679 F: 212 765-2978	51 West 52nd Street, 36th Floor New York, NY 10019 Attn: Anna Hernandez T: 212 314-0679 F: 212 765-2978	N/A
Bank of America, N.A.	$75,000,000	$75,000,000	$0	2001 Clayton Road Concord, CA 94520 Attn: Inderjit Kaur T: 925 675-8445 F: 888 969-9231	2001 Clayton Road Concord, CA 94520 Attn: Inderjit Kaur T: 925 675-8445 F: 888 969-9231	N/A
Bank of America, N.A., Canada Branch	$0	$0	$12,500,000	N/A	N/A	200 Front Street W. Toronto, Canada M5V 3L2 Attention: Sylwia Durkiewicz T: 416-349-4307 F: 416-349-4282
The Bank of Tokyo-Mitsubishi Trust Company	$31,250,000	$0	$0	1251 Avenue of the Americas 12th Floor New York, NY 10020 Attn: Rolando Uy T: 201 413-8570 F: 201 521-2304	1251 Avenue of the Americas 12th Floor New York, NY 10020 Attn: Rolando Uy T: 201 413-8570 F: 201 521-2304	N/A
Calyon New York Branch	$37,500,000	$75,000,000	$0	1301 Avenue of the Americas New York, NY 10019 Attn: Lissa Guillaume T: 212 261-7182 F: 212 261-7696	1301 Avenue of the Americas New York, NY 10019 Attn: Lissa Guillaume T: 212 261-7182 F: 212 261-7696	N/A
Citibank, N.A.	$75,000,000	$75,000,000	$0	Two Penns Way New Castle, DE 19720 Attn: Armando Josh Herrera T: (302) 894-6153 F: (212) 994-0961	Two Penns Way New Castle, DE 19720 Attn: Armando Josh Herrera T: (302) 894-6153 F: (212) 994-0961	N/A
Citibank, N.A., Canadian Branch	$0	$0	$12,500,000	N/A	N/A	123 Front Street Suite 1100 Toronto, Ontartio M5J 2M3 Canada Attention: Niyousha Zarinpour T: (416) 947-5605 F: (416) 947-5650
Credit Suisse, Cayman Islands Branch	$65,000,000	$0	$0	One Madison Avenue New York, NY 10010 Attn: Ed Markowski T: 212 538-3380 F: 212 538-6851	One Madison Avenue New York, NY 10010 Attn: Ed Markowski T: 212 538-3380 F: 212 538-6851	N/A
Credit Suisse, Toronto Branch	$0	$0	$12,500,000	N/A	N/A	One First Canadian Place Suite 3000 Toronto, Ontario Canada M5X 1C9
Commerzbank AG, New York and Grand Cayman Branches	$31,250,000	$0	$0	2 World Financial Center New York, NY 10281 Attn: Victoria Montero T: 212 266-7441 F: 212 266-7772	2 World Financial Center New York, NY 10281 Attn: Victoria Montero T: 212 266-7441 F: 212 266-7772	N/A
Deutsche Bank AG New York Branch	$30,000,000	$75,000,000	$0	90 Hudson Street, Floor 1 Jersey City, NJ 07302 Attn: Joe Cusmai T: 201 593-2202 F: 201 593-2313	90 Hudson Street, Floor 1 Jersey City, NJ 07302 Attn: Joe Cusmai T: 201 593-2202 F: 201 593-2313	N/A
ING Capital LLC	$37,500,000	$0	$0	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646 424-8240 F: 646 424-8251	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646 424-8240 F: 646 424-8251	N/A
Morgan Stanley Bank	$60,000,000	$0	$0	1633 Broadway, 25th Floor New York, NY 10019 Attn: Larry Benison T: 212 537-1439 F: 212 537-1867	1633 Broadway, 25th Floor New York, NY 10019 Attn: Larry Benison T: 212 537-1439 F: 212 537-1867	N/A
The Royal Bank of Scotland plc	$65,000,000	$0	$0	101 Park avenue 12th Floor New York, NY 10178 Attn: Mariana Spiridon T: 212 401-3731 F: 212 401-1494	101 Park avenue 12th Floor New York, NY 10178 Attn: Mariana Spiridon T: 212 401-3731 F: 212 401-1494	N/A
Sumitomo Mitsui Banking Corp., New York	$37,500,000	$0	$0	277 Park Avenue New York, NY 10172 Attn: Kimberly Rosario-Calviat T: 212 224-4392 F: 212 224-5192	277 Park Avenue New York, NY 10172 Attn: Kimberly Rosario-Calviat T: 212 224-4392 F: 212 224-5192	N/A
Wachovia Bank, National Association	$65,000,000	$0	$0	201 S. college Street NC1183 Charlotte, NC 28244 Attn: Lekeisha Neely T: 704 374-6145 F: 704 715-0095	3 Bishopsgate London EC2N 3AB Attention: Maureen Hart Phone: 011 44 0207 956 4309 Fax: 011 44 0207 929 4645	N/A
Total:		$

EXHIBIT A -
FORM OF REVOLVING CREDIT PROMISSORY NOTE

U.S.$_______________                                                            Dated: _______________, 200_

                    FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a __________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of July 1, 2005, amended and restated as of December __, 2005, among the Borrower, [Chemtura Corporation,] the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

                    The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                    Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                    This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                                                 [NAME OF BORROWER]

                                                                 By___________________

                                                                    Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B
FORM OF NOTICE OF BORROWING

Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
Two Penns Way
New Castle, Delaware 19720

[Date]

                    Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                    The undersigned, [Name of Borrower], refers to the Credit Agreement, dated as of July 1, 2005, amended and restated as of December __, 2005 (as further amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, [Chemtura Corporation,] certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

     (i)     The Business Day of the Proposed Borrowing is _______________, 200_.

     (ii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances] [ Bankers' Acceptances].

     (iii)   The aggregate amount of the Proposed Borrowing is $_______________][for a Borrowing in a Committed Currency, list currency and amount of Borrowing].

     [(iv)   The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

     [(v)    The term of the Bankers' Acceptance and BA Equivalent Note is _____ days.]

                    The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

     (A)     the representations and warranties contained in Section 4.01 of the Credit Agreement and, in the case of any Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

     (B)     no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                                            Very truly yours,

                                                            [NAME OF BORROWER]

                                                            By:__________________________

                                                                Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

                    Reference is made to the Credit Agreement dated as of July 1, 2005, amended and restated as of December __, 2005 (as further amended or modified from time to time, the "Credit Agreement") among Chemtura Corporation, a Delaware corporation (the "Company"), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

                    The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

                    1.     The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the [Credit Agreement as of the date hereof] [the Letter of Credit Facility] [the Canadian Subfacility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor's Unissued Letter of Credit Commitment] [such Assignor's unused BA Commitment]. After giving effect to such sale and assignment, the Assignee's [Revolving Credit Commitment and the amount of the Advances[, Bankers' Acceptances and BA Equivalent Notes] owing to the Assignee] [Letter of Credit Commitment] [BA Commitment] will be as set forth on Schedule 1 hereto.

                    2.     The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Borrower or the performance or observance by the Company or any other Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

                    3.     The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement; (vii) represents and warrants on the date on which it becomes a party to the Credit Agreement as a Lender in accordance with the provisions of the Credit Agreement and this Assignment and Acceptance that it is a Professional Market Party in accordance with applicable Dutch laws and regulations; and (viii) expressly (A) acknowledges that it is a requirement pursuant to the Dutch Act on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992) that the Borrowers that are organized under the laws of the Netherlands may only borrow monies from an entity that qualifies as a Professional Market Party or within a closed circle (besloten kring), (B) declares that it is fully aware of the consequences of the incorporation in this Acceptance and Assignment of the representation concerning its Professional Market Party status set out herein, and (C) acknowledges that each of the Borrowers may rely on the representation concerning its Professional Market Party status as set out herein.

                    4.     Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

                    5.     Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                    6.     Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

                    7.     This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                    8.     This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                    IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:  ______%
[Assignee's Revolving Credit Commitment:  $______
Aggregate outstanding principal amount of Advances assigned:  $______
Principal amount of Note payable to Assignee:  $______
Principal amount of Note payable to Assignor:  $______]
[Assignee's BA Commitment:  C%____]
[Aggregate Face Amount of Bankers' Acceptances
and BA Equivalent Notes assigned:  C$_____]
[Assignee's Letter of Credit Commitment:  $______]
Effective Date*:_______________, 200_

[NAME OF ASSIGNOR], as Assignor
By:___________________
   Title:

Dated: _______________, 200_

[NAME OF ASSIGNEE], as Assignee
By:___________________
   Title:

Dated: _______________, 200_

Domestic Lending Office:
[Address]

Canadian Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*This date should be no earlier than five Business Days after the delivery of this assignment and Acceptance to the Agent

Accepted [and Approved]** this
__________ day of _______________, 200_

CITIBANK, N.A., as Agent
By:_______________________
   Title:

[Approved this __________ day
of _______________, 200_

CHEMTURA CORPORATION
By:_______________________]*
  Title:

**Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee".
*Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee".

EXHIBIT D
FORM OF OPINION OF COUNSEL FOR THE BORROWER

EXHIBIT E
FORM OF DESIGNATION AGREEMENT

[DATE]

To each of the Lenders
parties to the Credit Agreement
(as defined below) and to Citibank, N.A.,
as Agent for such Lenders

Ladies and Gentlemen:

                    Reference is made to the Credit Agreement dated as of July 1, 2005, amended and restated as of December __, 2005 (as further amended or modified from time to time, the "Credit Agreement") among Chemtura Corporation, a Delaware corporation (the "Company"), the Lenders (as defined in the Credit Agreement), and Citibank, N.A., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning

                   Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ ("Designated Subsidiary"), as a "Designated Subsidiary" under and for all purposes of the Credit Agreement.

                    The Designated Subsidiary, in consideration of each Lender's agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a "Designated Subsidiary" and a "Borrower" under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

         (a)     The Designated Subsidiary is a corporation, unlimited liability company or other legal entity duly organized, validly existing and in good standing under the laws of ______________________.

         (b)     The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary's corporate or other powers, have been duly authorized by all necessary corporate or other action and do not contravene (i) the Designated Subsidiary's organizational documents or (ii) law or any contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

         (c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

         (d)     This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

         (e)     There is no pending or threatened action, suit, investigation or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

                    The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at ___________, Attention: __________ (the "Process Agent") and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

                    The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in __________ through the Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at ___________________ or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

           This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                            Very truly yours,

                                                            CHEMTURA CORPORATION

                                                            By _______________________
                                                                Name:
                                                                Title:

                                                            [THE DESIGNATED SUBSIDIARY]

                                                            By__________________________
                                                               Name:
                                                               Title:

EXHIBIT F
FORM OF GUARANTY SUPPLEMENT

_________ __, 20__

To each of the Lenders
parties to the Credit Agreement
(as defined below) and to Citibank, N.A.,
as Agent for such Lenders

Ladies and Gentlemen:

                    Reference is made to the Credit Agreement dated as of July 1, 2005, amended and restated as of December __, 2005 (as further amended or modified from time to time, the "Credit Agreement") among Chemtura Corporation, a Delaware corporation (the "Company"), the Lenders (as defined in the Credit Agreement), and Citibank, N.A., as agent for the Lenders (the "Agent") and to the Subsidiary Guaranty referred to therein. The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

                    Section 1.  Guaranty; Limitation of Liability.  (  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

                    (b)     The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

                    (c)     The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Subsidiary Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

                    Section 2.  Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a "Subsidiary Guarantor" or a "Loan Party" shall also mean and be a reference to the undersigned.

                    Section 3.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

                   Section 4.  Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

                    Section 5.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

                    (b)     The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company and the undersigned hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The undersigned hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02 of the Credit Agreement. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Subsidiary Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

                    (c)     The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

                    (d)     The undersigned hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                                                            Very truly yours,

                                                            [NAME OF ADDITIONAL GUARANTOR]

                                                            By:_____________________________
                                                               Title:

EXHIBIT A

U.S. $600,000,000

CREDIT AGREEMENT

Dated as of July 1, 2005

AMENDED AND RESTATED

as of December __, 2005

Among

CHEMTURA CORPORATION

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIBANK, N.A.

as Agent

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers

TABLE OF CONTENTS

ARTICLE I

           SECTION 1.01.  Certain Defined Terms
           SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions
           SECTION 1.03.  Accounting Terms

ARTICLE II

           SECTION 2.01.  The Advances, Letters of Credit and Bankers' Acceptances
           SECTION 2.02.  Making the Advances
           SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit
           SECTION 2.04.  Fees
           SECTION 2.05.  Termination or Reduction of the Commitments
           SECTION 2.06.  Repayment of Advances and Letter of Credit Drawings
           SECTION 2.07.  Interest on Advances
           SECTION 2.08.  Interest Rate Determination
           SECTION 2.09.  Optional Conversion of Advances
           SECTION 2.10.  Prepayments of Advances
           SECTION 2.11.  Increased Costs
           SECTION 2.12.  Illegality
           SECTION 2.13.  Payments and Computations
           SECTION 2.14.  Taxes
           SECTION 2.15.  Sharing of Payments, Etc.
           SECTION 2.16.  Evidence of Debt
           SECTION 2.17.  Use of Proceeds
           SECTION 2.18.  Increase in the Aggregate Commitments

ARTICLE III

           SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01
           SECTION 3.02.  Initial Advance to Each Designated Subsidiary
           SECTION 3.03.  Conditions Precedent to Each Borrowing, Issuance and Commitment                                   Increase.
           SECTION 3.04.  Determinations Under Section 3.01 and 3.02

ARTICLE IV

           SECTION 4.01.  Representations and Warranties of the Company

ARTICLE V

           SECTION 5.01.  Affirmative Covenants
           SECTION 5.02.  Negative Covenants
           SECTION 5.03.  Financial Covenants

ARTICLE VI

           SECTION 6.01.  Events of Default
           SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default

ARTICLE VII

           SECTION 7.01.  Unconditional Guaranty
           SECTION 7.02.  Guaranty Absolute
           SECTION 7.03.  Waivers and Acknowledgments
           SECTION 7.04.  Subrogation
           SECTION 7.05.  Subordination
           SECTION 7.06.  Guaranty Supplements
           SECTION 7.07.  Continuing Guaranty; Assignments

ARTICLE VIII

           SECTION 8.01.  Authorization and Action
           SECTION 8.02.  Agent's Reliance, Etc.
           SECTION 8.03.  Citibank and Affiliates
           SECTION 8.04.  Lender Credit Decision
           SECTION 8.05.  Indemnification
           SECTION 8.06.  Successor Agent
           SECTION 8.07.  Sub-Agent
           SECTION 8.08.  Other Agents.

ARTICLE IX

           SECTION 9.01.  Amendments, Etc.
           SECTION 9.02.  Notices, Etc.
           SECTION 9.03.  No Waiver; Remedies
           SECTION 9.04.  Costs and Expenses
           SECTION 9.05.  Right of Set-off
           SECTION 9.06.  Binding Effect
           SECTION 9.07.  Assignments and Participations
           SECTION 9.08.  Confidentiality
           SECTION 9.09.  Designated Subsidiaries
           SECTION 9.10.  Governing Law
           SECTION 9.11.  Execution in Counterparts
           SECTION 9.12.  Judgment
           SECTION 9.13.  Jurisdiction, Etc.
           SECTION 9.14.  Substitution of Currency
           SECTION 9.15.  No Liability of the Issuing Banks
           SECTION 9.16.  Patriot Act Notice
           SECTION 9.17.  Power of Attorney
           SECTION 9.18.  Waiver of Jury Trial

Schedules

Schedule I - List of Commitments and Applicable Lending Offices

Schedule II    List of Subsidiary Guarantors

Schedule 2.01(b)            Letter of Credit

Schedule 3.01(b)            Disclosed Litigation

Schedule 4.01(b)            Loan Parties

Schedule 4.01(c)            Subsidiaries of Loan Parties

Schedule 5.02(a)            Existing Liens

Schedule 5.02(d)            Existing Debt

Schedule 5.02(g)            Existing Investments

Exhibits

Exhibit A           Form of Note

Exhibit B           Form of Notice of Borrowing

Exhibit C           Form of Assignment and Acceptance

Exhibit D           Form of Opinion of Counsel for the Borrower

Exhibit E           Form of Designation Agreement

Exhibit F           Form of Guaranty Supplement